EXHIBIT 6.6


     FIRST AMENDMENT TO LEASE BETWEEN HEALTH TECH INTERNATIONAL "TENANT" AND
             AUDREY I. NEWMAN, LANDLORD, DATED SEPTEMBER 9TH, 1997,
   FOR LEASED PREMISES AT SUITE #201, 15271 NW 60 AVENUE, MIAMI LAKES, FLORIDA

WHEREAS: Tenant and Landlord have entered into a Lease Contract (the "Lease") for the above Promises, and
WHEREAS: The parties wish to amend said to incorporate changes they now wish to make;
NOW THEREFORE: The parties agree to the following changes to the lease:

EFFECTIVE APRIL 1, 1998:
1. Change the Leased Premises from Suite 201 to Suites 201 and 106.
2. Change the Square Footage leased from 1,100 sq.ft. to 191O sq.ft.
3. Change the Security Deposit from $2,400.00 to $4,200.00.
4. Change the Rental Schedule to that shown below.

EFFECTIVE NOVEMBER 1, 1998:
1. Change the Leased Premises from Suite 201 to Suites 201, 106 and 107.
2. Change the Square Footage leased from 1,100 sq.ft. to 2775 sq.ft.
3. Change the Security Deposit from $4,200.00 to $6,120.00.
4. Change the Rental Schedule to that shown below.

Paragraph 1.1 RENTAL shall be deleted and in its place shall be substituted: 1.1 RENTAL. Lessee shall pay to the Lessor a total rental of One Hundred One Thousand Nine Hundred Ninety Six Dolars ($101,996.0O) for the term of this lease ($95,996.00 if all discounts are earned), together with all other amounts payble by the Lessee pursuant to the terms of this Lease. Said rental shall be paid in installments in advance, without any set-off deductions whatsoever, ON OR BEFORE the first day of each month during the term of this lease, the installments to be in the amount of:

                                 RENT         TAX       PAYMENT          RENT       RENT        PAYMENT
                                 ----         ---       -------          ----       ----        -------
     4/1/98  to   9/30/98   $  2,300.00   $  149.50   $  2,449.50   $  2,100.00  $  136.50   $  2,236.50
    10/1/98  to  10/31/98   $  2,360.00   $  153.40   $  2,513.40   $  2,160.00  $  140.40   $  2.300.40
    11/1/98  to   3/31/99   $  3,310.00   $  215.15   $  3,525.15   $  3,110.00  $  202.15   $  3,312.15
     4/1/99  to   9/30/99   $  3,360.00   $  218.40   $  3,578.40   $  3,160.00  $  205.40   $  3,365.40
    10/1/99  to  10/31/99   $  3,423.00   $  222.50   $  3,645.5O   $  3,223.00  $  209.50   $  3,432.5O
    11/1/99  to   3/31/00   $  3,473.00   $  225.75   $  3,698.75   $  3,273.00  $  212.75   $  3,485.75
     4/1/00  to   9/93/00   $  3,523.00   $  229.00   $  3,752.00   $  3,323.00  $  216.00   $  3,539.00

  TOTALS:                   $101,996.00                             $  95,996.00


There should be no rent for the period 4/1/98 to 4/14/98 for 106, provided however, if occupancy occurs on a day other than first day of the month then the initial rent installment shall be prorated for the fraction of the month.

* Lessee, throughout the term of this lease, shall be entitled to a discount of $20O.OO on each installment of rent which is RECEIVED by the Lessor on or before the seventh 7th day of the month for which the installment is due. If the installment is RECEIVED by Lessor after the seventh day of the month for which the installment is due, the full amount as stipulated above, plus tax, shall be due and receipt of any lesser amount shall be deemed a default under this lease. If any installment remains unpaid on the last day of the month for which it is due, Lessee shall pay a 5% late fee as additional rent, and interest on each such installment and any associated late fees shall accrue at the rate of 1.5% per month, after the first month, until paid.

** Should the Florida Sales tax change during the term of this lease, this amount will change accordingly.

In the event that Land1ord is unable to deliver Suite 107 to Tenant on or before November 1, 1997, Tenant shall have the option of canceling this amendment upon 30 days prior written notice to Landlord, whereupon the Lease will revert to the original terms and conditions.

Agreed to on the Date First Written Above by the Parties Below:

Witnesses

/s/ ILLEGIBLE
-----------------------------------       Landlord: Audrey I. Newman

/s/ John McKendry                         By: /s/ Audrey I. Newman
-----------------------------------          -----------------------------------
                                              Audrey I. Newman

/s/ ILLEGIBLE
-----------------------------------       Tenant: Health Tech International

/s/ ILLEGIBLE                             By: /s/ Ken Peters
-----------------------------------          -----------------------------------
                                             Ken Peters, President